Kevin B. Kirkendall
     Certified Public Accountant



               Board of Directors
               T-Plex Technologies
               Las Vegas, Nevada
               July 30, 2001



               Kevin B. Kirkendall, Certified Public Accountant, consents to the inclusion of his audit report of March 1, 2001, on the financial statements of T-Plex Technologies as of December 31, 2000, in any filings that are necessary now or in the near future with the U. S. Securities and Exchange Commission.



Sincerely,


/s/ Kevin B. Kirkendall
Kevin B. Kirkendall, CPA

















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